UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/02/2009

Commission File Number	Exact name of registrant as specified in its charter; State or other jurisdiction of incorporation; Address of principal executive offices; and Registrant's telephone number including area code	IRS Employer Identification Number
001-33174	Carrols Restaurant Group, Inc. Delaware 968 James Street Syracuse, NY 13203 (315) 424-0513	16-1287774
001-06553	Carrols Corporation Delaware 968 James Street Syracuse, NY 13203 (315) 424-0513	16-0958146

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed by Carrols Restaurant Group, Inc. (the "Company") and Carrols Corporation ("Carrols"), on June 16, 2009, Jefferies Capital Partners IV LP ("JCP IV"), Jefferies Employee Partners IV LLC ("JEP") and JCP Partners IV LLC ("JCP" and, collectively with JCP IV and JEP, the "JCP Group"), which are funds managed by Jefferies Capital Partners, a private equity investment firm, entered into agreements to purchase an aggregate of 6,559,739 shares (the "Shares") of the Company's common stock, comprising approximately 30.4% of the Company's outstanding common stock from funds managed by affiliates of Madison Dearborn Partners, LLC ("MDP"), and BIB Holdings (Bermuda) Ltd., a wholly-owned subsidiary of Bahrain International Bank (E.C.) ("BIB"). On July 2, 2009, the JCP Group completed their acquisition of the Shares (the "Closing").

    Effective as of the Closing, Robin P. Selati, a managing director of MDP, and Olaseni Adeyemi Sonuga, the General Manager of BIB, resigned as directors and members of any committees of the Board of Directors of each of the Company and Carrols.   Also effective as of the Closing, the Board of Directors of each of the Company and Carrols elected Brian P. Friedman, the President of Jefferies Capital Partners and Chairman of the Executive Committee of Jefferies & Company, Inc., and Nicholas Daraviras, a Managing Director of Jefferies Capital Partners, (a) to the Board of Directors of the Company as Class III Directors to fill the vacancies resulting from the resignations of Messrs. Selati and Sonuga, to hold such office until the Annual Meeting of Stockholders of the Company to be held in 2012 and until their successors shall have been duly elected and qualified and (b) to the Board of Directors of Carrols to fill the vacancies resulting from the resignations of Messrs. Selati and Sonuga, to hold such office until their successors shall have been duly elected and qualified.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Carrols Restaurant Group, Inc.

Date: July 08, 2009	By:	/s/ Paul R. Flanders
Paul R. Flanders
Vice President, Chief Financial Officer and Treasurer

Carrols Corporation

Date: July 08, 2009	By:	/s/ Paul R. Flanders
Paul R. Flanders
Vice President, Chief Financial Officer and Treasurer